Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-1

XOS, INC.

Table 1: Newly Registered Securities

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Applicable Fee Rate	Amount of Registration Fee	Fee Calculation Rule(2)
Common Stock, par value $0.0001 per share	16,160,214	$2.64	$42,662,965	0.0000927	$3,955	457(c)
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(1)	Includes 18,582 shares of common stock previously issued by the registrant to the selling securityholder named herein and 16,141,632 shares of common stock that are available to be issued and sold by the registrant to the selling securityholder named herein from time to time at the registrant’s election pursuant to a standby equity purchase agreement, dated as of March 23, 2022, between the registrant and the selling securityholder, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits or stock dividends.
(2)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and represents the average high and low trading prices of the common stock as reported on The Nasdaq Global Market on April 11, 2022.